200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax

October 5, 2007

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Securities Act Registration No. 002-71299

Investment Company Act File No. 811-03153

Ladies and Gentlemen:

We have acted as counsel to Russell Investment Company (the “Trust”), a Massachusetts business trust, and its sub-trust, Fixed Income I Fund, (the “Fund”), in connection with the above-referenced registration statement (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of Class C and Class S shares on behalf of the Fund.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Class C and Class S shares of beneficial interest of the Fund, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about October 5, 2007, will be duly and validly issued, fully paid and non-assessable by the Trust (except for the potential liability of shareholders described in the Trust’s Statement of Additional Information contained in the Registration Statement under the caption “Organization and Business History” and the potential mandatory contribution back to the Trust as provided in subsection (h) of Section 4.2 of the Trust’s Amended and Restated Master Trust Agreement).

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP

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